NUMBER

PAR VALUE: $0.00001

China internet Cafe Holdings INC.

SHARES

CUSIP #16950J 104

SPECIMEN

This Certifies That

Is The Record Holder of

Fully paid and non-assessable shares of **China Internet Cafe Holdings Group, Inc.** Common Stock transferable on the books of the Corporation in person or by attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Articles of Incorporation and By-laws of the Corporation, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent.

Witness the facsimile seal of the Corporation and the facsimile signature of its duly authorized officer.

Dated:

CHINA INTERNET CAFE HOLDINGS GROUP, INC.
CORPORATE
Seal
NEVADA

CHIEF EXECUTIVE OFFICER

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

Countersigned by PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada

Authorized Signature